Exhibit 99.1

The TJX Companies, Inc. Reports Very Strong Q3 FY22 Sales and EPS Results; Q3 FY22 Overall Open-Only Comp Store Sales Increased 14% Versus Q3 FY20 and Earnings Per Share Increased 24% Versus Q3 FY20

  Q3 FY22 overall open-only comp store sales increased 14% over Q3 FY20
  Q3 FY22 marks the third consecutive quarter that overall open-only comp store sales increased mid-teens or better
  Q3 FY22 net sales were $12.5 billion, an increase of 20% compared to Q3 FY20
  Q3 FY22 total segment profit grew to $1.5 billion, an increase of $285 million, or 23%, compared to Q3 FY20
  Q3 FY22 diluted earnings per share were $.84, a 24% increase compared to earnings per share of $.68 in Q3 FY20
  Returned $1.1 billion to shareholders in the third quarter through share repurchases and dividends
  Increased range for expected full year FY22 share repurchases by $500 million to $1.75 billion to $2.0 billion
  Sales are very strong to start Q4 FY22, with overall open-only comp store sales up mid-teens over Q4 FY20

FRAMINGHAM, Mass.--(BUSINESS WIRE)--November 17, 2021--The TJX Companies, Inc. (NYSE: TJX), the leading off-price apparel and home fashions retailer in the U.S. and worldwide, today announced sales and operating results for the third quarter ended October 30, 2021. Net sales for the third quarter of Fiscal 2022 were $12.5 billion, an increase of 24% versus the third quarter of Fiscal 2021. Net sales for the third quarter of Fiscal 2022 increased 20% versus the third quarter of Fiscal 2020. Overall open-only comp store sales (defined below) increased 14% over a 4% increase in the third quarter of Fiscal 2020. Net income for the third quarter was $1.0 billion and diluted earnings per share were $.84, a 24% increase over $.68 per share in the third quarter of Fiscal 2020.

For the first nine months of Fiscal 2022, net sales were $34.7 billion, an increase of 64% versus the first nine months of Fiscal 2021. Stores were closed for approximately 27% of the first nine months of Fiscal 2021 due to the COVID-19 global pandemic (see table below). Net sales for the first nine months of Fiscal 2022 increased 18% versus the first nine months of Fiscal 2020. Overall open-only comp store sales increased 17% compared to the first nine months of Fiscal 2020. Net income for the first nine months of Fiscal 2022 was $2.3 billion. For the first nine months of Fiscal 2022, diluted earnings per share were $1.92, which includes a second quarter debt extinguishment charge of $.15 per share. The Company estimates that temporary store closures for approximately 6% of the first nine months of Fiscal 2022 negatively impacted earnings per share by about $.27 to $.32, based on the Company’s estimates of profit dollars on lost sales of approximately $1.43 billion to $1.59 billion (see below).

CEO and President Comments

Ernie Herrman, Chief Executive Officer and President of The TJX Companies, Inc., stated, “I am extremely pleased with the continued strength of our business, with our overall open-only comp store sales up a very strong 14% over Fiscal 2020, and earnings per share of $.84, well above our plan. We saw robust trends throughout the quarter, with comp sales exiting the quarter as strong as the beginning of the quarter. Further, our home businesses across all of our divisions continued their phenomenal performance, and overall apparel open-only comp store sales increased mid-single digits. I want to recognize the extraordinary work and dedication of our global Associates, especially our store and distribution center Associates, who are physically coming into work to serve our customers, and the teams throughout the Company that have driven these outstanding results despite the global supply chain challenges. We are extremely well-positioned for the holiday selling season, and overall open-only comp store sales to start the fourth quarter are up mid-teens. We feel great about our ability to deliver customers an exciting mix of gift-giving merchandise and amazing brands and values throughout the holiday selling period. We are in an excellent inventory position, with most of the product needed for the holiday season either on hand or scheduled to arrive at our stores and online in time for the holidays. We are very confident in our ability to continue to gain market share, improve our profitability in the medium to long term, and reach our strategic vision of TJX becoming a $60 billion company.”

Sales by Business Segment

The Company’s open-only comparable store sales and net sales by division in the third quarter of FY22 and third quarter FY20 comparable store sales were as follows:

	Third Quarter FY2022 Open- Only Comp Store Sales Versus FY2020[1,2,3]	Third Quarter FY2020 Comparable Store Sales[4]	Third Quarter Net Sales ($ in millions)[5,6]
			FY2022	FY2021	FY2020

Marmaxx (U.S.)[7,8]	+11%	+4%	$7,214	$5,785	$6,354
HomeGoods (U.S.)[9]	+34%	+1%	$2,254	$1,876	$1,582
TJX Canada	+8%	+2%	$1,301	$1,028	$1,082
TJX International (Europe & Australia)	+10%	+6%	$1,763	$1,429	$1,433

TJX	+14%	+4%	$12,532	$10,117	$10,451

[1]This measure reports the sales increase or decrease of these stores for the days the stores were open in the third quarter of Fiscal 2022 against sales of those stores for the same days in Fiscal 2020, prior to the emergence of the pandemic, which the Company believes is a more useful comparison than against the third quarter of Fiscal 2021. [2]Open-only comparable store sales and comparable store sales outside the U.S. calculated on a constant currency basis, which removes the effect of changes in currency exchange rates. [3]Open-only comparable store sales and comparable store sales exclude e-commerce sites (tjmaxx.com, marshalls.com, homegoods.com, sierra.com, and tkmaxx.com) and include Sierra stores. [4]Third quarter Fiscal 2020 comparable store sales growth over the third quarter of Fiscal 2019. [5]Net sales in TJX Canada and TJX International include the impact of foreign currency exchange rates. [6]Figures may not foot due to rounding. [7]Combination of T.J. Maxx and Marshalls. [8]Net sales include Sierra’s e-commerce and store sales. [9]Includes Homesense stores in the U.S.

Margins

For the third quarter of Fiscal 2022, the Company’s consolidated pretax profit margin was 11.0%, a 0.3 percentage point increase versus the third quarter of Fiscal 2020. The Company’s very strong sales and merchandise margin increase more than offset incremental freight expense of 1.6 percentage points as well as substantial investments to expand distribution capacity, higher incentive accruals, and wage increases. Net COVID costs negatively impacted pretax margin by an additional 0.5 percentage points.

Gross profit margin for the third quarter of Fiscal 2022 was 29.5%, a 0.7 percentage point increase versus the third quarter of Fiscal 2020. Selling, general and administrative (SG&A) costs as a percent of sales for the third quarter of Fiscal 2022 were 18.3%, a 0.3 percentage point increase versus the third quarter of Fiscal 2020.

Inventory

Total inventories as of October 30, 2021 were $6.6 billion, compared with $6.3 billion at the end of the third quarter of Fiscal 2020. Overall availability of quality, branded merchandise in the marketplace remains excellent. The Company is in a strong position to deliver a consistent flow of fresh gift assortments throughout the holiday season as most of the inventory needed has already been delivered to the Company or is scheduled to arrive in its stores and online in time for the holidays.

Cash and Shareholder Distributions

During the third quarter of Fiscal 2022, the Company generated $1.0 billion of operating cash flow and ended the quarter with $6.8 billion of cash. During the third quarter, the Company returned a total of $1.1 billion to shareholders. The Company repurchased a total of $800 million of TJX stock, retiring 11.7 million shares, and paid $313 million in shareholder dividends. For the first nine months of Fiscal 2022, the Company returned a total of $2.0 billion to shareholders. During the first nine months, the Company repurchased a total of $1.1 billion of TJX stock, retiring 16.3 million shares, and paid $942 million in shareholder dividends.

The Company now expects to repurchase approximately $1.75 billion to $2.0 billion of TJX stock in Fiscal 2022, an increase of $500 million versus its prior plan. The Company may adjust this amount up or down depending on various factors. The Company also expects to declare a $.26 per share dividend in the fourth quarter of Fiscal 2022, subject to Board approval.

Outlook

For the start of the fourth quarter of Fiscal 2022, overall open-only comp store sales growth is up mid-teens over the fourth quarter of Fiscal 2020. Due to the continued uncertainty of the current environment with the COVID-19 global pandemic, the Company is not providing financial guidance at this time.

Stores by Concept

During the third quarter ended October 30, 2021, the Company increased its store count by 19 stores to a total of 4,684 stores and increased square footage by 0.3% versus the previous quarter.

	Store Locations[1]		Gross Square Feet[2]
	Third Quarter FY22		Third Quarter FY22
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
T.J. Maxx	1,283	1,285	35.0	35.0
Marshalls	1,145	1,148	32.6	32.7
HomeGoods	846	850	19.7	19.8
Sierra	52	55	1.1	1.2
Homesense	39	39	1.0	1.0
In Canada:
Winners	290	292	7.9	8.0
HomeSense	147	147	3.4	3.4
Marshalls	105	106	2.8	2.8
In Europe:
T.K. Maxx	616	618	17.3	17.3
Homesense	78	78	1.5	1.5
In Australia:
T.K. Maxx	64	66	1.4	1.4

TJX	4,665	4,684	123.7	124.1
[1]Store counts above include both banners within a combo or a superstore. Includes stores that were or are temporarily closed due to COVID-19.
[2]Square feet figures may not foot due to rounding.

Impact of Temporary Store Closures

The Company’s results for the third quarter of Fiscal 2022 were negatively impacted by the temporary closure of some of its Australian stores due to the COVID-19 global pandemic, which were closed for approximately 57% of the third quarter. In total, the Company had stores closed for approximately 1% of the third quarter due to the COVID-19 global pandemic (see table below). The Company estimates that these closures may have resulted in approximately $30 million to $40 million in lost sales during the third quarter of Fiscal 2022. This range of estimated lost sales assumes all Australian stores operated at similar open-only comp store sales trends as the second and third quarters of Fiscal 2022. Based on management’s estimate of profit dollars on this range of lost sales, the Company estimates that third quarter Fiscal 2022 earnings per share were negatively impacted by approximately $.01. Currently, the Company has no stores closed due to COVID restrictions.

The Company’s results for the first nine months of Fiscal 2022 were also negatively impacted by the temporary closure of some of its stores due to the COVID-19 global pandemic. Although the Company’s stores in the U.S. were open for the first nine months of Fiscal 2022, stores in Europe were closed for approximately 26% of the first nine months, stores in Canada were closed for about 16% of the first nine months, and stores in Australia were closed for approximately 26% of the first nine months. In total, the Company had stores closed for approximately 6% of the first nine months of Fiscal 2022 due to the COVID-19 global pandemic (see table below). The Company estimates that these closures may have resulted in approximately $1.43 billion to $1.59 billion in lost sales during the first nine months of Fiscal 2022. Based on management’s estimate of profit dollars on this range of lost sales, the Company estimates that its first nine months of Fiscal 2022 earnings per share were negatively impacted by approximately $.27 to $.32.

Store Closures by Region
(In percent of store days closed)

Region	Q3 FY22	Q3 FY21	First Nine Months FY22	First Nine Months FY21
U.S.	0%	0%	0%	27%
Canada	0%	0%	16%	27%
Europe	0%	1%	26%	29%
Australia	57%	25%	26%	31%
Total TJX	1%	1%	6%	27%

Fiscal 2022 Open-Only Comp Store Sales

Due to the temporary closing of stores as a result of the COVID-19 global pandemic, the Company’s historical definition of comp store sales is not applicable for the third quarter and first nine months of Fiscal 2022. In order to provide a performance indicator for its stores, the Company has been temporarily reporting a new sales measure: open-only comp store sales. The Company’s open-only comp store sales calculation includes stores initially classified as comp stores at the beginning of Fiscal 2021. This measure reports the sales increase or decrease of these stores for the days the stores were open in the third quarter and first nine months of Fiscal 2022 against sales for the same days in Fiscal 2020, prior to the emergence of the global pandemic.

Global Corporate Responsibility Report

In the third quarter of Fiscal 2022, TJX released its 2021 Global Corporate Responsibility Report, summarizing the Company’s environmental, social, and governance (ESG) efforts and progress from Fiscal 2021. In addition to its reporting, the Company provides an appendix of ESG information, including indices that map the Company’s reporting to the Global Reporting Initiative (GRI) Standards, the United Nations Sustainable Development Goals (UN SDGs), and the Sustainability Accounting Standards Board (SASB) framework.

The Company has been reporting on its corporate responsibility efforts for more than 10 years and reports under four key focus areas: Workplace, Communities, Environmental Sustainability, and Responsible Business. TJX is committed to continuously improving its programs and working to make a positive, sustainable impact on the world. To learn more about the Company’s efforts, please visit tjx.com/responsibility.

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. As of October 30, 2021, the end of the Company’s third quarter, the Company operated a total of 4,684 stores in nine countries, the United States, Canada, the United Kingdom, Ireland, Germany, Poland, Austria, the Netherlands, and Australia, and five e-commerce sites. These include 1,285 T.J. Maxx, 1,148 Marshalls, 850 HomeGoods, 55 Sierra, and 39 Homesense stores, as well as tjmaxx.com, marshalls.com, homegoods.com, and sierra.com, in the United States; 292 Winners, 147 HomeSense, and 106 Marshalls stores in Canada; 618 T.K. Maxx and 78 Homesense stores, as well as tkmaxx.com, in Europe; and 66 T.K. Maxx stores in Australia. TJX’s press releases and financial information are available at TJX.com.

Third Quarter Fiscal 2022 Earnings Conference Call

At 11:00 a.m. ET today, Ernie Herrman, Chief Executive Officer and President of TJX, will hold a conference call to discuss the Company’s third quarter Fiscal 2022 results, operations, and business trends. A real-time webcast of the call will be available to the public at TJX.com. A replay of the call will also be available by dialing (866) 367-5577 (U.S. only) or (203) 369-0233 through Wednesday, November 24, 2021, or at TJX.com.

Important Information at Website

Archived versions of the Company’s conference calls are available in the Investors section of TJX.com after they are no longer available by telephone, as are reconciliations of non-GAAP financial measures to GAAP financial measures and other financial information. The Company routinely posts information that may be important to investors in the Investors section at TJX.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: the ongoing COVID-19 pandemic and associated containment and remediation efforts; execution of buying strategy and inventory management; various marketing efforts; customer trends and preferences; competition; operational and business expansion; management of large size and scale; merchandise sourcing and transport; labor costs and workforce challenges; personnel recruitment, training and retention; data security and maintenance and development of information technology systems; corporate and retail banner reputation; cash flow; expanding international operations; fluctuations in quarterly operating results and market expectations; mergers, acquisitions, or business investments and divestitures, closings or business consolidations; real estate activities; inventory or asset loss; economic conditions and consumer spending; market instability; serious disruptions or catastrophic events; disproportionate impact of disruptions in the final quarter of the fiscal year; commodity availability and pricing; adverse or unseasonable weather; fluctuations in currency exchange rates; compliance with laws, regulations and orders and changes in laws, regulations and applicable accounting standards; outcomes of litigation, legal proceedings and other legal or regulatory matters; quality, safety and other issues with our merchandise; tax matters; and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries
Financial Summary
(Unaudited)
(In Thousands Except Per Share Amounts)

	Thirteen Weeks Ended
	October 30, 2021	October 31, 2020	November 2, 2019

Net sales	$12,531,890	$10,117,289	$10,451,334

Cost of sales, including buying and occupancy costs	8,835,532	7,062,285	7,440,033
Selling, general and administrative expenses	2,296,649	1,986,128	1,885,923
Interest expense, net	20,674	52,884	3,259

Income before income taxes	1,379,035	1,015,992	1,122,119
(Provision) for income taxes	(356,035)	(149,336)	(293,856)

Net income	$1,023,000	$866,656	$828,263

Diluted earnings per share	$0.84	$0.71	$0.68

Cash dividends declared per share	$0.26	$—	$0.23

Weighted average common shares – diluted	1,215,690	1,214,195	1,224,288

The TJX Companies, Inc. and Consolidated Subsidiaries
Financial Summary
(Unaudited)
(In Thousands Except Per Share Amounts)

	Thirty-Nine Weeks Ended
	October 30, 2021	October 31, 2020	November 2, 2019

Net sales	$34,695,614	$21,193,752	$29,510,515

Cost of sales, including buying and occupancy costs	24,619,297	16,651,240	21,103,975
Selling, general and administrative expenses	6,585,333	4,827,816	5,319,659
Loss on early extinguishment of debt	242,248	—	—
Interest expense, net	94,023	133,571	6,973

Income (loss) before income taxes	3,154,713	(418,875)	3,079,908
(Provision) benefit for income taxes	(812,102)	183,822	(792,505)

Net income (loss)	$2,342,611	$(235,053)	$2,287,403

Diluted earnings (loss) per share	$1.92	$(0.20)	$1.86

Cash dividends declared per share	$0.78	$—	$0.69

Weighted average common shares – diluted	1,219,238	1,198,798	1,228,903

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Balance Sheets
(Unaudited)
(In Millions)

	October 30, 2021	October 31, 2020	November 2, 2019

ASSETS
Current assets:
Cash and cash equivalents	$6,791.6	$10,582.0	$2,060.2
Accounts receivable and other current assets	1,064.5	888.8	857.2
Merchandise inventories	6,633.3	4,997.5	6,274.8
Federal, state and foreign income taxes recoverable	86.7	185.6	182.4

Total current assets	14,576.1	16,653.9	9,374.6

Net property at cost	5,165.3	5,004.8	5,251.0

Operating lease right of use assets	9,143.8	9,028.7	9,069.1
Goodwill	98.6	96.7	96.3
Other assets	1,087.2	781.4	497.7

TOTAL ASSETS	$30,071.0	$31,565.5	$24,288.7

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,443.0	$6,142.5	$3,447.4
Accrued expenses and other current liabilities	4,279.2	3,275.1	2,827.4
Current portion of operating lease liabilities	1,606.5	1,650.2	1,412.3
Current portion of long-term debt	—	749.4	—

Total current liabilities	11,328.7	11,817.2	7,687.1

Other long-term liabilities	1,013.5	860.5	797.6
Non-current deferred income taxes, net	69.1	78.0	203.5
Long-term operating lease liabilities	7,861.0	7,795.8	7,822.1
Long-term debt	3,353.9	5,447.2	2,235.9

Shareholders’ equity	6,444.8	5,566.8	5,542.5

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$30,071.0	$31,565.5	$24,288.7

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Statements of Cash Flows
(Unaudited)
(In Millions)

	Thirty-Nine Weeks Ended
	October 30, 2021	October 31, 2020	November 2, 2019

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$2,342.6	$(235.1)	$2,287.4
Depreciation and amortization	647.6	658.5	647.4
Loss on early extinguishment of debt	242.2	—	—
Deferred income tax (benefit) provision	(44.3)	(113.0)	42.1
Share-based compensation	156.6	58.9	86.6
(Increase) in accounts receivable and other assets	(134.8)	(130.3)	(161.8)
(Increase) in merchandise inventories	(2,287.3)	(134.9)	(1,701.7)
(Increase) in income taxes recoverable	(50.4)	(138.7)	(169.6)
Increase in accounts payable	611.9	3,464.3	805.8
Increase in accrued expenses and other liabilities	613.5	570.4	2.2
(Decrease) increase in net operating lease liabilities	(105.5)	226.9	32.1
Other	(45.2)	49.8	3.1
Net cash provided by operating activities	1,946.9	4,276.8	1,873.6

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(715.5)	(433.6)	(992.7)
Purchase of investments	(17.0)	(24.5)	(24.1)
Sales and maturities of investments	16.9	13.9	11.6
Other	—	—	7.4
Net cash (used in) investing activities	(715.6)	(444.2)	(997.8)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on debt	(2,975.5)	(1,000.0)	—
Proceeds from long-term debt	—	4,988.5	—
Payments for debt issuance expenses	—	(33.9)	—
Payments for repurchase of common stock	(1,093.4)	(201.5)	(1,190.4)
Cash dividends paid	(941.5)	(278.3)	(795.1)
Proceeds from issuance of common stock	146.4	87.7	175.3
Other	(24.5)	(21.8)	(23.3)
Net cash (used in) provided by financing activities	(4,888.5)	3,540.7	(1,833.5)

Effect of exchange rate changes on cash	(20.8)	(8.1)	(12.3)

Net (decrease) increase in cash and cash equivalents	(3,678.0)	7,365.2	(970.0)
Cash and cash equivalents at beginning of year	10,469.6	3,216.8	3,030.2

Cash and cash equivalents at end of period	$6,791.6	$10,582.0	$2,060.2

The TJX Companies, Inc. and Consolidated Subsidiaries
Selected Information by Major Business Segment
(Unaudited)
(In Thousands)

	Thirteen Weeks Ended
	October 30, 2021	October 31, 2020	November 2, 2019
Net sales:
In the United States:
Marmaxx	$7,213,681	$5,784,753	$6,353,987
HomeGoods	2,253,567	1,875,641	1,582,411
TJX Canada	1,301,272	1,027,828	1,081,522
TJX International	1,763,370	1,429,067	1,433,414
Total net sales	$12,531,890	$10,117,289	$10,451,334

Segment profit:
In the United States:
Marmaxx	$989,560	$665,070	$820,430
HomeGoods	262,640	291,209	173,212
TJX Canada	168,558	176,520	170,264
TJX International	127,074	86,576	99,397
Total segment profit	1,547,832	1,219,375	1,263,303

General corporate expense	148,123	150,499	137,925
Interest expense, net	20,674	52,884	3,259
Income before income taxes	$1,379,035	$1,015,992	$1,122,119

The TJX Companies, Inc. and Consolidated Subsidiaries
Selected Information by Major Business Segment
(Unaudited)
(In Thousands)

	Thirty-Nine Weeks Ended
	October 30, 2021	October 31, 2020	November 2, 2019
Net sales:
In the United States:
Marmaxx	$21,203,098	$12,441,872	$18,262,444
HomeGoods	6,478,584	3,871,479	4,404,112
TJX Canada	3,088,357	1,999,382	2,896,717
TJX International	3,925,575	2,881,019	3,947,242
Total net sales	$34,695,614	$21,193,752	$29,510,515

Segment profit (loss):
In the United States:
Marmaxx	$2,828,590	$55,872	$2,471,622
HomeGoods	696,768	235,082	438,939
TJX Canada	358,821	101,304	385,513
TJX International	78,972	(303,303)	178,343
Total segment profit	3,963,151	88,955	3,474,417

General corporate expense	472,167	374,259	387,536
Loss on early extinguishment of debt	242,248	—	—
Interest expense, net	94,023	133,571	6,973
Income (loss) before income taxes	$3,154,713	$(418,875)	$3,079,908

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

  The novel coronavirus disease ("COVID-19") was identified in December 2019 before spreading worldwide. In response to the COVID-19 pandemic, primarily during the first quarter of fiscal 2021, the Company took several steps to strengthen its financial position and balance sheet and to maintain financial liquidity and flexibility. The COVID-19 pandemic is complex and rapidly evolving and the severity and duration of the pandemic is still unknown. Additionally, its resurgence or the emergence of new variants has caused and may continue to cause intermittent or prolonged periods of temporary store closures, and could elicit further actions and recommendations from governments and public health authorities that could impact the Company's operations. These and other factors have had and may continue to have a material impact on the Company's business, results of operations, financial position and liquidity.
  On June 4, 2021, the Company completed make-whole calls for its $1.25 billion principal outstanding 3.50% Notes due April 15, 2025, and its $750 million principal outstanding 3.75% Notes due April 15, 2027, both of which were issued in the first quarter of fiscal 2021. As a result of these redemptions prior to their scheduled maturities, the Company recorded a pre-tax debt extinguishment charge of $242 million in the second quarter of fiscal 2022. In addition, in the first quarter of fiscal 2022, the Company redeemed $750 million of its 2.75% Notes due June 15, 2021 at par.
  During the third quarter ended October 30, 2021, the Company returned a total of $1.1 billion to shareholders. The Company repurchased and retired 11.7 million shares of its common stock at a cost of $800 million on a "trade date" basis and paid $313 million in shareholder dividends. During the nine months ended October 30, 2021, the Company returned a total of $2.0 billion to shareholders. The Company repurchased and retired 16.3 million shares of its common stock at a cost of $1.1 billion on a "trade date" basis and paid $942 million in shareholder dividends. The Company now expects to repurchase approximately $1.75 billion to $2.0 billion of TJX stock in fiscal 2022. TJX records the repurchase of its stock on a cash basis, and the amounts reflected in the financial statements may vary from the above amounts due to the timing of settlement of repurchases.

Contacts

The TJX Companies, Inc.
Debra McConnell
Global Communications
(508) 390-2323